UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

          POST EFFECTIVE AMENDMENT TO FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


Commission Registration Number 333-122056

                            AMERICAN AMMUNITION, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

        Nevada                          3990                     91-2021594
---------------------------     --------------------------  --------------------
State or other Incorporation  (Primary Standard Industrial   (I.R.S. Employer
    or Organization)           Classification Code Number)   Identification No.)

                            American Ammunition, Inc.
                               3545 NW 71st Street
                              Miami, Florida 33147
                                  305-835-7400
               ---------------------------------------------------
              (Address and telephone number of principal executive
                    offices and principal place of business)


                  Andres F. Fernandez, Chief Executive Officer
                            AMERICAN AMMUNITION, INC.
                               3545 NW 71st Street
                              Miami, Florida 33147
                                  305-835-7400
               ---------------------------------------------------
            (Name, address and telephone number of agent for service)


Copies to:                     Hamilton & Lehrer, P.A.
                         101 Plaza Real South, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956

------------------
Approximate  date  of  commencement  of  proposed  sale  to  the  public:   This
post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the date hereof.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          DEREGISTRATION OF SECURITIES

American Ammunition, Inc., a Nevada corporation (hereafter referred to as "we" "us" or "our" or "Registrant"), filed the following registration statements on Form SB-2 (No. 333-122056) (the "Registration Statement") using a Selling Shareholder registration process to register the following shares of our common stock held by our Selling Shareholders (the "Selling Shareholders"): (a) Amendment No. 1 to the Registration Statement registering 45,527,672 shares, which was filed on April 6, 2005; (b) Amendment No. 2 to the Registration Statement registering 74,442,008 shares, which was filed on May 5, 2005; and (c) Amendment No. 3 to the Registration Statement registering 93,718,422 shares, which was filed on June 2, 2005. On or about June 5, 2005, the Securities and Exchange Commission declared the Registration Statement effective. The foregoing amendments described in (a) - (c) reflected our filing of prospectus supplements under the original Registration Statement, which was filed on January 14, 2005.

We no longer desire to keep the Registration Statement effective. Accordingly, this Post-Effective Amendment to the Registration Statement is being filed to deregister all of the shares that remain unsold under the Registration Statement, as of the date hereof.

As detailed under Item 5 in our Form 10-QSB for the period ending June 30, 2007, which we filed with the Securities and Exchange Commission on September 30, 2007, we commenced an inquiry in or about June 2007 to determine, among other things, whether the terms of the Registration Statement had been complied with. Based on our analysis of certain share issuances from records that we obtained from our transfer agent, we determined that each of the share issuances had violated the terms of the Registration Statement beginning with Amendment No. 1 (as described in (a) above) -- specifically that such issuances, individually and cumulatively, had violated the Plan of Distribution set forth in the Registration Statement and contradicted disclosure in it of our agreement as described in the Registration Statement prohibiting the Selling Stockholders from owning more than 4.9% or more or our outstanding common stock. Additionally, the escrow agent was prohibited from distributing and disbursing 4.9% or more of our outstanding common stock. At this time, we cannot determine how many shares were sold under the Registration Statement and how many remain unsold, but we are presently conducting an analysis and corresponding inventory of such items; however, due to the repeated violations of the terms of the Registration Statement, the public can no longer rely upon the information contained therein. Accordingly, this Post-Effective Amendment to the Registration Statement is being filed to deregister, as of the date hereof, all of the shares that remain unsold under the Registration Statement filings described in (a) - (c) above, and we are hereby deregistering all of the shares remaining unsold.







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



                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post Effective Registration Statement on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on October 17, 2007.


                            AMERICAN AMMUNITION, INC.

By: /s/ Andres F. Fernandez
    ----------------------------
   Andres F. Fernandez, President and CEO


In accordance with the requirements of the Securities Act of 1933, this Post Effective registration statement was signed by the following persons in the capacities and on the dates stated.


          Signature                     Title                      Date
----------------------------   --------------------------      -------------

/s/ J.A. Fernandez, Sr.
----------------------------   Chairman  of the  Board         October 17, 2007
J.A. Fernandez, Sr.            and Director of Sales


/s/ Andres F. Fernandez
----------------------------   President, Chief Executive      October 17, 2007
Andres F. Fernandez            Officer, Chief Financial
                               Officer and Principal
                               Accounting Officer

/s/ Emilio D. Jara
----------------------------   Vice-President of Operations,   October 17, 2007
Emilio D. Jara                 Secretary and Director


/s/ Maria A. Fernandez
----------------------------   Director                        October 17, 2007
Maria A. Fernandez











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